Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

PWAV - Q2 2005 Powerwave Technologies Earnings Conference Call

Event Date/Time: Jul. 28. 2005 / 2:00PM PT

Event Duration: 55 min

CORPORATE PARTICIPANTS

Kevin Michaels

Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Ron Buschur

Powerwave Technologies, Inc. - President, CEO

CONFERENCE CALL PARTICIPANTS

Jeff Kvaal

Lehman Brothers - Analyst

Ittai Kidron

CIBC World Markets - Analyst

Brian Modoff

Deutsche Bank - Analyst

Matt Robison

Ferris, Baker, Watts - Analyst

Mike Walkley

Piper Jaffray - Analyst

Joanie Jensen

McMahon Securities (ph) - Analyst

George Notter

Jefferies - Analyst

Jung Kim

RBC Capital Markets - Analyst

M.W. Montgomery

Rocker Partners - Analyst

Tomi Railo

East Shore Partners - Analyst

Richard Valera

Needham & Co. - Analyst

Michael Brown

ICM (ph) - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the quarter two 2005 Powerwave Technologies earnings conference call. At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Kevin Michaels, Chief Financial Officer of Powerwave Technologies. Please proceed, sir.

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Thank you, and good afternoon, everyone, and welcome to the Powerwave Technologies second-quarter 2005 financial results conference call. Joining me on today’s call will be Ron Buschur, Powerwave’s President and Chief Executive Officer.

Before starting, I would like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave — including but not limited to anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, revenue composition, improvements in cost structure, the timing for completion of the acquisition and integration of selected assets of REMEC, anticipated revenues and benefits of the acquisition of selected assets of REMEC, demand levels for the Company’s product lines, trends in the wireless infrastructure market, the timing of product deliveries and future orders, expense levels, capital expenditure rates, inventory turns, tax rates, cash flows, and days sales outstanding — are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave’s actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to integrate acquisitions and realize anticipated cost savings and synergies, fluctuations in foreign currency, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave’s current Form 10-K for the year ended January 2, 2005, and our Form Q for the quarter ended April 3, 2005, and all other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at Powerwave.com and on Business Wire. As a note, Powerwave completed the acquisition of LGP Allgon during the second quarter of 2004, and the results reported herein include the consolidated results of both Powerwave and LGP Allgon for the entire second quarter of 2005. The second quarter of 2004 results include the results of LGP Allgon for the months of May and June.

With all this in mind, I would like to start by quickly reviewing our financial results, which are also summarized in our press release. Net sales for the second quarter of 2005 were 186.3 million. Approximately 1.8 million of non-cash amortization costs related to our acquisitions are included within cost of goods sold, and approximately 1.9 million is included in operating expenses. For the second quarter, our gross margin on a GAAP basis is 25.6%. Excluding the 1.8 million of acquisition-related amortization costs in our cost of goods sold for the second quarter, we would have reported a gross profit margin of 26.6%.

For the second quarter, sales and marketing expenses were 9.2 million, R&D was 15.4 million and G&A was 10.1 million. Including the intangible amortization expense of 1.9 million, our total operating expenses were 36.5 million. For the second quarter, we had an operating profit of 11.1 million, which includes the acquisition-related charges of approximately 3.7 million. Excluding these expenses on a pro forma basis, we would have reported an operating profit of 14.8 million.

We had net other income for the quarter of 2.9 million. On a GAAP basis, our total net income before taxes was 14.1 million, and our effective tax rate for the quarter is 7.4%. Our net income after tax is 13 million. The diluted earnings per share is $0.11, based on a diluted weighted average share outstanding of approximately 131.9 million shares. On a pro forma basis, excluding the acquisition-related charges of 3.7 million and utilizing our effective tax rate for the quarter of 7.4%, our net income after taxes would have been 16.4 million or diluted earnings per share of $0.14, based on a diluted weighted average share outstanding of 131.9 million.

For the first six months of fiscal 2005, we had total net sales of 348.5 million compared with 179.2 million for the first six months of fiscal 2004. The first six months of 2005 include the results of LGP Allgon for the entire period, while the first six months of 2004 only include the results of LGP Allgon for May and June 2004.

Our total net income for the first six months of fiscal 2005 on a GAAP basis is 18.4 million or a diluted earnings per share of $0.16, which compares to a net loss of 33.4 million or a basic loss per share of $0.43 for the first six months of fiscal 2004. On a pro forma basis, excluding the 8 million of acquisition-related charges and expenses, our net income after taxes would have been 25.5 million or diluted earnings per share of $0.22. The results for the first six months of 2004 include 29.7 million of acquisition and restructuring-related charges and expenses.

Now I would like to describe our revenues on a geographic basis. Our total Americas revenues for the second quarter of 2005 were approximately 58.9 million or 32% of revenues. Our total Asian sales accounted for approximately 10% of revenues or 19 million. And our total European and other international revenues were 108.5 million or approximately 58% of our revenues.

For the second quarter, our Wireless Communications business unit represents approximately 94% our revenues. Our Contract Manufacturing business unit accounts for approximately 6% of our revenues or 11.8 million. Also for the second quarter, sales of products within antenna systems totaled 49.5 million or 27% of total revenues. Base station systems sales total 104.5 million or 56% of our revenues, and coverage systems sales totaled 20.5 million or 11% of revenues. Also for the second quarter, our total 3G-related sales were approximately 38 million or approximately 21% of our total revenues, and accounted for approximately 22% of our Wireless Communications business unit revenues.

In terms of our customer profile for the second quarter, our mix between OEM and direct operator sales remained balanced, with total OEM sales accounting for approximately 48% of our total revenues and our total direct and operator sales accounting for approximately 46% of our total revenues. Our Contract Manufacturing customers accounted for the remaining 6%.

Our total gross profit margin was 25.6% for the second quarter on a GAAP basis. This is a slight improvement over the first quarter of 2005. On a pro forma basis, excluding 1.8 million of acquisition-related amortization costs, our total gross profit margin would have been 26.6%, which is the same as the first quarter of 2005 and a significant improvement over the second quarter of 2004 pro forma gross margin of 20.6%.

While we experienced some additional costs in ramping up our consolidated worldwide manufacturing operations, as well as some minor delays in realizing all of the synergies from our larger purchasing power, we do believe that our overall gross margin model is very sustainable. I would like to point out that we continue to be very comfortable with our target gross margin model, which, on a pro forma basis, excluding acquisition and restructuring-related expenses, is targeted at the mid to high 20% range. While our gross margins are impacted by many factors including pricing, product mix and economic conditions, we do believe that we are in a very strong position going forward to drive continued improvements in our cost structure so that we continue to achieve our long-term gross margin targets.

I would now like to review our operating expenses for the second quarter of 2005. For the second quarter, sales and marketing expenses were 9.1 million, R&D expenses were 15.4 million and G&A expenses were 10.1 million. We also recorded 1.9 million of intangible asset amortization related to both the LGP Allgon and Kaval Wireless acquisitions. For the second quarter of 2005, our operating expenses were up approximately 1.9 million. This increase reflects increased spending during the quarter on a number of areas, the largest being additional expenses related to our worldwide Sarbanes-Oxley compliance efforts. We incurred approximately $800,000 more during the quarter on Sarbanes-Oxley costs, primarily related to documenting procedures in our international operations acquired in the LGP Allgon acquisition. These operations were not included in our 2004 certification due to the acquisition, and we are now proceeding with the process to include them in the 2005 certification. In addition, we incurred additional research and development expense of approximately 800,000 in the first full quarter of expenses associated with our Kaval Wireless acquisition, which occurred in February 2005.

In terms of other income, we recognized 2.9 million of other income in the second quarter of 2005. This is a significant increase from the prior quarter, and represents increased interest income from our cash balances, as short-term rates have continued to rise, as well as a significant gain related to foreign exchange. For the second quarter, our foreign exchange translation resulted in approximately a $2.6 million gain. This was largely driven by the strength in the US dollar, particularly as compared to the Swedish krona and the euro.

For the second quarter, our effective tax rate continues to be impacted by the valuation allowance on our US deferred tax assets that we took in the fourth quarter of 2004. For the second quarter, our effective tax rate was 7.4%, and our year-to-date rate is now an effective rate of 10%. This rate is primarily due to the strength of our US sales, but we are continuing to evaluate our future tax rate. Based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will remain approximately 10% for fiscal year 2005. I want to stress that this estimate will fluctuate based upon our actual results and will be impacted by any future acquisitions such as REMEC.

Next, I’ll quickly review our balance sheet. Total cash at July 3, 2005 was approximately 284 million, of which 6.5 million is reflected as restricted cash. This is a net increase of close to 9 million from the first quarter of 2005. For the second quarter, our net inventory was 60 million, which is down 1.3 million from the first quarter and represents inventory turns of approximately 9.2 times. This is an improvement from our first-quarter 2005 turns of 7.9 times, and we continue to work to drive our inventory turns to the 10-turn level.

Our total accounts receivable were 171.2 million, which represents AR days sales outstanding of approximately 84 days, which is the same as our first quarter of 2005.

Also for the second quarter, our cash flow from operations was a positive 15.9 million. Our total capital spending during the quarter was approximately 6.4 million, which includes spending on machinery and equipment and our Oracle implementation.

Before turning the call over to Ron, I would like to provide you with our financial guidance for the third quarter of 2005. As we have stated previously, we believe that we are in an environment of increased demand for wireless infrastructure products. This leads to our outlook for the third quarter of fiscal 2005.

I want to note that we will not be including the potential impact of our proposed acquisition of selected assets of REMEC in our third-quarter guidance. As you may have seen, a final proxy has been filed this week with the SEC, and the REMEC shareholder vote has been scheduled for August 31st. At this time, we anticipate that the acquisition will close shortly after that. We will have the results of the REMEC wireless business included in our results for the third quarter only for the period after the close of the transaction. Therefore, the impact of REMEC on our third-quarter results is difficult to predict and will include acquisition expenses including in-process research and development expenses.

We currently estimate that revenues for the REMEC wireless business will be approximately 15 to 20 million for the month of September. Please note that our guidance is subject to a number of risks and uncertainties that could impact our current outlook, and many of these are detailed in our public filings with the SEC.

With all that in mind, based upon the current order patterns we see, as well as forecasts from our various customer bases and the historical slowdown in European business during the summer months, we have established an initial revenue range of 186 million to 195 million for our third quarter. Please note again that this does not include any potential revenue from our proposed REMEC acquisition.

Our current pro forma earnings estimate for the third quarter, excluding any restructuring or acquisition-related charges and any impact of the REMEC acquisition, is expected to be in the range of $0.12 to $0.14 per share. Once again, this does not include any potential impacts from the REMEC acquisition.

I would now like to turn the call over to Ron Buschur, Powerwave’s President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Thank you, Kevin, and good afternoon, everyone. First, I want to state that I am very proud of all the hard work and the dedication the employees of Powerwave have put fourth in the second quarter. With a growth rate of 15% sequentially, we were still able to continue to execute on our integration plans, as well as respond to increased customer demands.

Our sales revenue exceeded our earlier guidance for this quarter, due in part to shipments to several of our key OEMs, as well as strength in our US operator market. This is clearly demonstrated with our expanding 10% customer base, which for the second quarter included Ericsson as our largest customer, at approximately 18% of our revenues. Other 10% customers included Nokia, Nortel and Cingular Wireless. We believe we are well-positioned and have a strong relationship with the majority of the world’s top OEMs and network operators.

As we have previously stated, we anticipate that our top 10% customer base will fluctuate quarter to quarter, based upon their demands. With this in mind, we anticipate that some of our other current customers will continue to grow throughout the year, thereby further diversifying our 10% customer base.

For the second quarter, we continued to benefit from our strong operational excellence, and this performance is clearly demonstrated in our strong balance sheet.

Now, from an inventory turns perspective, we have improved our inventory turns from 7.9 turns in Q1 to 9.2 turns in Q2, which I believe is one of the best in the industry.

The cash balance at the end of the quarter was $284 million. We also generated cash during the quarter, and our cash flow from operations was $15.9 million.

As many of you who follow us know, we have been — and I must say we continue to be — focused on improving our gross margins. For the second quarter, our gross margins on the full GAAP basis came in at 25.6%, and at 26.6% on a pro forma basis. While this is within our target gross margin operating model and is an improvement over Q1’s margins, I can tell you we are not satisfied. I want you to know that we take operational excellence very serious here at Powerwave, and we will remain focused on driving improvements in our operations, product designs and our cost structure, which will enable us to meet the higher end of our targeted gross margins.

With that said, we’re preparing to embark on the integration of the wireless assets of REMEC. I believe that today, we have one of the strongest business and operational teams in the industry, with a proven track record of meeting our stated objectives. This is a key differentiator for Powerwave. We intend to continue to exploit these strengths to further improve Powerwave’s competitive position within our industry. The teams will utilize these strengths to integrate the assets of REMEC into our business as efficiently and effectively as possible. More importantly, we believe once we have completed the integration of the REMEC assets, we will be able to continue to improve our gross margins, as we strive to maintain our targeted gross margin operating model in the mid to high 20% range.

As we previously stated, we currently expect to complete the integration of the wireless assets of REMEC within six months after the close of the transaction, which is now expected to close at the beginning of September. Regarding the REMEC acquisition, we believe that this acquisition enhances our strategic position as one of the world’s leading providers of advanced wireless solutions. This acquisition should improve our position with a number of major OEMs, as well as expand and strengthen our filter and RF conditioning capabilities and products.

Clearly, this acquisition requires us to quickly and efficiently integrate the REMEC operations into our own, while driving cost synergies throughout the business. I believe that, with our LGP Allgon acquisition, we have clearly demonstrated our capabilities to integrate other businesses, as well as consolidate manufacturing locations. The teams are in place, with the knowledge, capability and desire to complete this integration in a very aggressive timeframe.

In looking at our industry, I continue to be quite optimistic about the industry’s future over the next few years. We believe that in North American market, Cingular will continue to have a major impact on the market over the next two years, as it expands and updates its services in both GSM and wideband CDMA networks. While we have already begun delivering products for both networks, we continue to believe that their deployment activities will be increasing over the next year. I believe that we are well-positioned on multiple fronts to support these activities through both our OEM channels as well as direct. But we also believe there’s some additional opportunities within the North American market to participate with other wireless operators, and we will provide these operators with the products and services needed to expand and update the coverage and capacity of the services in their network.

In addition, we believe there’s similar opportunities within the international market, including Europe and Asia. With the initial rollouts of 3G services, we believe that there are excellent opportunities for Powerwave’s coverage and capacity solutions. These are common requirements throughout the global wireless market, and one I believe Powerwave is uniquely positioned to address, using our broad range of products from antennas to base station products to coverage solutions.

As I hope you can hear, I am very optimistic about the future of Powerwave. Now, if you compare our revenue guidance of 186 million to 195 million for third quarter of 2005 to last year’s third-quarter results — which, by the way, was the first full quarter of revenues after we acquired LGP Allgon — we expect to grow our business for this period of time at an annual growth rate of 35% compared to the wireless industry’s growth rate of 10%.

Michelle, I would like to turn the call over to you and address any questions they may have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jeff Kvaal, Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

Ron, obviously everything (ph) was very strong for you in the quarter. I’m wondering if you could comment on the drivers behind that?

And then, Kevin, if you wouldn’t mind touching on how we should be thinking about sort of the margin structure and other income in the September quarter, too, that would be appreciated.

Ron Buschur - Powerwave Technologies, Inc.-President, CEO

We have certainly spent a lot of time looking at right-sizing our operations, efficiently and effectively laying out our manufacturing sites and optimizing our supply chain. And I think, with the additional volume and the opportunities that our customers have given us this quarter, you can clearly see the benefit of volume on our manufacturing operations. We continue to focus on operational excellence, and we certainly believe there is some additional room for improvement.

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

And in terms of the margin outlook for the quarter, clearly our guidance obviously assumes some margin assumptions, and you guys can work that out. But I think, from an overall standpoint, clearly I think we believe that there’s some opportunity for some margin improvement during the quarter. And certainly that is our goal. That being said, clearly, as we have stated, we’re excluding REMEC from the issue. And obviously, we don’t know yet the exact closing date, so we are not going to forecast that, but clearly REMEC will have some impact. But clearly, it’s clearly towards the end of the quarter. So the amount of impact on a pro forma basis is probably not that great, depending on the actual closure date.

In terms of other income, we would assume that we would not have a similar foreign exchange gain, and that is based on the assumption that rates stay basically where they are. The gain has been driven largely from the decline in the Swedish krona versus the US dollar; that is the biggest driver of it. Our business — obviously, the LGP Allgon business, headquartered in Stockholm, uses the Swedish krona as a functional currency over there. So the change there versus the dollar caused some of that gain to flow through this quarter. We don’t expect to see that again, and that’s that.

Jeff Kvaal - Lehman Brothers - Analyst

And, Ron, if you wouldn’t mind touching on Ericsson for a moment, that would be great.

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

We are very happy with the growth that we are seen with Ericsson. A percentage of that business is certainly the buildout that we are seeing with Cingular, and we are certainly happy with some of the additional GSM opportunities that they are giving us, as well. So we want to continue to build that relationship. They, as all of our customers, are very important to us. And we’re certainly very pleased with the opportunities that we have been given. And I believe that they are satisfied with the performance we have been able to deliver them, as well.

Operator

Ittai Kidron, CIBC World Markets.

Ittai Kidron - CIBC World Markets - Analyst

Congratulations on a great quarter. I had a question with regards to the third quarter. Michael (ph), in your comments you mentioned that you expect Europe — you expect to see some seasonality in Europe in the third quarter. And given the fact that your sequential guidance still reflects growth in the third quarter, would that be fair to assume that you’re expecting a very strong quarter in the Americas to offset?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Yes, we are. We are expected to see growth in the Americas, and we do believe that there will be some additional opportunities, as well, with some other operator business that we are currently focusing on outside of Cingular.

Ittai Kidron - CIBC World Markets - Analyst

And secondly, with regards to Coverage Solutions, that line was flat this quarter. Correct me if I’m wrong. Can you give us a little bit more color into that, and with whether you’re thinking of acquisitions in order to beef up that area of your business?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, we’re certainly not happy to date with that performance in that area. But we do believe that we are well-positioned with some additional projects that we should be announcing here in the very near future, and as we go into Q3, I think you’re going to see an improvement in our performance there.

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

One of the things to highlight in that area is there is a longer leadtime with a lot of the sales activities in that area. So we think we have a strong channel of sales activity going on there, so we think we will see some incremental revenues coming out there in the next few quarters. But clearly, as Ron mentioned, we would like to see stronger performance on that. But we are very happy with that group. We think we have a strong — we think we actually have one of the leading positions there.

Ittai Kidron - CIBC World Markets - Analyst

Well, congratulations and good luck.

Operator

Brian Modoff, Deutsche Bank.

Brian Modoff - Deutsche Bank - Analyst

In addition to Ericsson — obviously very strong — can you kind of give us an idea what the drivers were with Ericsson, besides the operating — what products were they really pushing on? And then, any other significant operator or vendors that were, say, north of 5 and not quite 10?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, we had quite a few of the operators that were certainly — and OEMs that are around the 5%. And as you know, we don’t really start breaking it out to that level. I think it would be not very wise, from our perspective; there’s many, many customers that fit in that category. So we have some that I think, as I’ve indicated, will fluctuate and move into the 10% range as we go into Q3 and Q4. They are basically — in response to your question regarding Ericsson, they are taking a range of our products, from our solutions that we provide to our TMA product lines to some of our antenna product lines. So we are very pleased with the breadth and the broad base of acceptance of our products with Ericsson, and we certainly are continuing to focus on delivering the next-generation products that they are requesting, as well.

Brian Modoff - Deutsche Bank - Analyst

Can you give us an update on the RRUs — radio units? What are you seeing going on with those products?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

I think the RRUs, Brian, we are going to see some growth there and start to see a pickup in sales in Q3, certainly in Q4, with the remote radio head. I think that’s an application that many of the OEMs think is a very good solution for them. And we’re certainly very, very happy with the acceptance and the qualification and the feedback that we have been given on that product.

Brian Modoff - Deutsche Bank - Analyst

And can you kind of give us an idea how your visibility relative to your guidance is on Q3?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, we’re certainly very optimistic that Q3 will be a strong quarter for Powerwave. And based on the position that we have and the visibility we have today, we feel as though that guidance is achievable. And a lot of our operator customers, as well as our OEMs, are certainly trying to meet some deadlines that are placed upon them for installation and delivery of products.

Brian Modoff - Deutsche Bank - Analyst

One last question — how is the pricing environment out there?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, I won’t say that there is never pricing pressure, but I certainly think it is much more rational than what it was. We still have some pressure, and we need to make sure that we continue to focus on our operational excellence to drive the costs out of our manufacturing sites and make sure that we keep our R&D and G&A spending in check.

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Brian, as we have said over the last three (ph) quarters, we think we’re in a rational environment, but we don’t want to mislead people. That means there is continual pricing pressure out there, but compared to a few years ago, it clearly continues to be on the same path it’s been over this last year.

Brian Modoff - Deutsche Bank - Analyst

One quick housekeeping question, Kevin. What do you think your tax rate is going to be next year?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Right now, I think it’s targeted at the same 10% level. We have some work to do with the REMEC acquisition, but right now, from my best estimates, with everything I know today, it looks like it should be around the same 10% level.

Brian Modoff - Deutsche Bank - Analyst

And what is really driving that? Is that NOLs from previously —?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Yes. We have significant NOLs. If you remember, following the rules, we were required to write those off last year. So it’s going to take us a while to work through that. And obviously, we have a strong profitability in the North American marketplace. We also have some foreign NOLs that are assisting us internationally, as well. So for, really, the next year or two, we see us at this kind of low rate.

Now, that — you know, some things could change with the acquisition. But right now, we don’t expect it.

Operator

Matt Robison, Ferris, Baker, Watts.

Matt Robison - Ferris, Baker, Watts - Analyst

First, housekeeping — could you clarify on your EPS guidance for the September quarter, is that comparable to your GAAP number for the June quarter or your pro forma number for the June quarter?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

It is comparable to the pro forma number.

Matt Robison - Ferris, Baker, Watts - Analyst

Without REMEC? And what was your depreciation?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Roughly, I think it should have been roughly about the same as last quarter, which — roughly, it’s around 11 million — total depreciation and amortization is around 11 million.

Matt Robison - Ferris, Baker, Watts - Analyst

Now, can you give us — do you have some numbers there for 3G percentage in the March quarter?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Well, yes. (Multiple speakers) in our presentation, our total 3G sales of our wireless business, about 22%.

Matt Robison - Ferris, Baker, Watts - Analyst

I was looking for a historical compare, but —

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

I’d say over the last year, we have been in the 20 to 25% range. And as a percentage of revenues, we have stayed about flat. Obviously, our revenues have grown, so our absolute sales have grown there. Over the last three or four quarters, I would say we stayed roughly around the same percentage.

Matt Robison - Ferris, Baker, Watts - Analyst

Are there any product-oriented mix shift trends that we should be looking for, or has everything basically grown at the same rate?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

We are seeing a pretty steady growth across our product portfolio, so we are not really seeing a shift. Obviously, we have grown, as Kevin spoke to you regarding our 3G opportunity and growth. If you look at it on a pure revenue basis, obviously with our revenue growing, we are seeing a significant improvement there with the 3G products. But we are seeing a large acceptance of the GSM products, as well, so it’s a pretty consistent growth.

Matt Robison - Ferris, Baker, Watts - Analyst

Congratulations on adding Ericsson to your large customer list.

Operator

Mike Walkley, Piper Jaffray.

Mike Walkley - Piper Jaffray - Analyst

Let me ask that last question a little different. In terms of your guidance with the slowdown — I mean, they have (ph) a short-term slowdown in the European region. Can you just touch on maybe mix shift in terms of your products inherent in your guidance for Q3?

And also, can you maybe just give us a little color from talking to some of the European carriers, if they are starting to add more capacity to 3G networks maybe in the fourth quarter, when they come back from vacation?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Well, let me kind of better define — I think we basically wanted to highlight that historically, you do see some slowdown in the European business during the summer months, and we would expect to see some, and we factored that into our guidance.

In terms of any shifting of products, we don’t anticipate any significant shift mix around. So we’re selling a range of products on both sides of the Atlantic, so we don’t anticipate — we don’t see any significant shift. I’ll let Ron answer the second part of that.

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

If you look at the shift that Kevin has tried to outline, it was really on a seasonal basis and it really wasn’t a shift. It’s just on the fact that you have the European vacations taking place in Europe, and things typically slow down. We are pretty pleased with the mix that we’re seeing, and I don’t believe it is going to change. I think you’re going to see a pretty consistent product acceptance across our complete product portfolio. So I wouldn’t anticipate a shift this next quarter.

Mike Walkley - Piper Jaffray - Analyst

And I guess some more color, Ron, for you just in terms of WCDMA spend in Europe. Can you give us any qualitative comments? Is it starting to pick up at all, or just kind of running flat with the run rate this year?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

No, we’re seeing a pickup a little bit. 3G buildouts with some of the operators is improving, and we are certainly pleased to see that, and we think that benefits Powerwave, because we believe we certainly are the leader with the wideband CDMA technology that we have in the marketplace. So I’m optimistic that that is going to continue to grow.

Mike Walkley - Piper Jaffray - Analyst

Kevin, a quick question for you on just general and administrative expenses — a little higher, obviously, with Sarbanes-Oxley. Can you maybe help us? Is this kind of a new run rate we should think about? And I think there was a bonus accrual in there also; do you think that line item should be a little lower, off this 10 million base?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

I think it should be a little bit lower, but it’s still going to run a little bit higher. Hopefully, our Sarbanes expenses peaked in the second quarter, but they are still going to be running, obviously, through the rest of the year. So I think generally it should be a little bit lower, but obviously if we go to the higher end of the revenue range, it’s probably about flat on an absolute basis.

Mike Walkley - Piper Jaffray - Analyst

Thanks, and congratulations on the strong results.

Operator

Joanie Jensen (ph), McMahon Securities (ph).

Joanie Jensen - McMahon Securities (ph) - Analyst

I am just trying to get some clarity on some of the cash flow numbers. When I am looking at operating cash flow, you said that was 15.9. What was the change in working capital component?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

You know, those details we will provide when we file our 10-Q, so we’re not going to — we typically don’t go through that kind of level of detail. But that’s — the total cash provided by operations is at the 15.9 million, and obviously there’s a number of changes in the balance sheet. You’ve got a summary balance sheet in our press release that is also filed in an 8-K. So you can see some of the major components there, changes in AR and inventories and accounts payable. And that makes up the largest pieces of the changes in working capital. So can — those are available.

Joanie Jensen - McMahon Securities (ph) - Analyst

It’s just hard, because you did lump together other assets, which includes some current, from what I can tell, and some long-term, and —

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

The primary changes are in the ones that are broken out. In inventory, AR and accounts payable are the primary changes. The other stuff is fairly minor, changes from quarter to quarter.

Operator

George Notter, Jefferies.

George Notter - Jefferies - Analyst

I heard some anecdotes recently out of Cingular, for example, that some of the leadtimes on your antennas and power amplifier products are stretching quite a bit. Are leadtimes indeed an issue now? If so, do you think any competitors are maybe picking up some incremental business from you guys because of it? And is there anything you can do on the manufacturing side to catch up on leadtimes, if indeed they are stretched?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, I think, George, if you look at the results that we have been able to post here for the second quarter and you see that we certainly have been very aggressive, and we had some additional costs in our operations in trying to ramp up our production to meet that demand of our customer, and you compare that to some of our competitors who have announced recently, I’m certainly pleased with what we have been able to do. And I think if you check with your sources now at Cingular, as you have outlined, I think you’ll find that they are very pleased now with our capabilities to meet their demand. And we are very well-positioned to continue to ramp production as needed.

George Notter - Jefferies - Analyst

What kind of gating factors are there on the manufacturing side, in terms of ramping production, if any?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, it was really initially putting some additional capital equipment in place and test equipment, so once we had the test equipment brought in and online, then we were able to ramp quickly.

George Notter - Jefferies - Analyst

Congratulations on a strong quarter.

Operator

Mark Sue, RBC Capital Markets.

Jung Kim - RBC Capital Markets - Analyst

This is actually Jung Kim (ph) for Mark Sue. A couple of questions regarding your customer base, first on Cingular. Andrew reported this morning that Cingular ramped for them in the June quarter also. Is this strength largely a strong ramp in GSM spending and, to a lesser degree, some 3G revenues? Or is there any trend in general, maybe a shift to more direct sales to Cingular for both Andrew and Powerwave versus through OEMs previously?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

We have a nice mix between the OEM and direct in Cingular, example, that we are pleased with. As far as the GSM being the primary driver, I don’t really believe that to be the case. We are seeing 3G deployment, we’re very pleased with the amount of products that we’re able to supply to Cingular, as well as to our OEMs for this 3G deployment.

Jung Kim - RBC Capital Markets - Analyst

And do you have any comment on your progress with Chinese OEMs?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

We continue to work closely with them. We obviously are gaining some significant headway there with some of the product qualifications, and I hope in the future quarters we’ll be able to announce one of them as our 10% customer.

Jung Kim - RBC Capital Markets - Analyst

And finally, staying on the topic of Asia, but possibly just shifting over to competition, any thoughts you can offer on competition from Asian vendors? Obviously, we hear a lot of our Chinese OEMs getting some preferential treatment. How much of that do we see in your specific market that you compete in? And, although I guess — you know, these are smaller players — and how much impact can this possibly have on 3G in China, whenever that happens?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, I’m not sure that they have any more preferential treatment than any other of our competitors. I think we have an opportunity, as a corporation and certainly as an industry, to compete globally. And I believe we have done a very good job and will continue to do a good job of competing in a global market basis. They certainly may have an advantage, if you’re looking at trying to buy products and benefit from the local content, but I believe ourselves as well as our competitors have manufacturing facilities and we have localized our supply chain in Asia. So I don’t believe that’s a real competitive advantage that’s going to skew to one direction or another. I think it’s up to us to execute with the technology and performance and build a relationship long-term.

Operator

M.W. Montgomery, Rocker Partners.

M.W. Montgomery - Rocker Partners - Analyst

First of all, well done on the execution of the integration of LGP Allgon and Kaval Wireless. My first question is, will the REMEC integration be easier, harder or about the same?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Well, I don’t want to downplay the amount of work and effort and the complexity of the integration, but we certainly believe that our team is well-poised to continue to execute and take the assets of REMEC and incorporate them into Powerwave in a very timely manner and an efficient manner. But what we believe — it’s going to have about the same level of complexity that we were seeing with the Kaval Wireless and the LGP Allgon group. There’s certainly a lot of manufacturing sites and a lot of different engineering sites that we need to coordinate the efforts with globally.

M.W. Montgomery - Rocker Partners - Analyst

Understood. My second question is given the fact that REMEC was in a bit of a tough spot, now that you have acquired the assets that you found attractive and the rest of the assets of REMEC are in liquidation, do you feel as though you have eliminated the most aggressive pricer in the space?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

We certainly think that that has maybe brought a little bit of rationalization, but I don’t think it’s any one competitor that is really influencing the market as a whole.

Operator

(OPERATOR INSTRUCTIONS). Tomi Railo, East Shore Partners.

Tomi Railo - East Shore Partners - Analyst

I have a question about Lucent. Andrew this morning was indicating that, I think, in their words they have gone from a sole-source supplier to a majority-source supplier. I wonder if you can give me some updates on what is going on with your products at Lucent, and then also what you see is the potential for REMEC products at Lucent?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, we certainly are pleased with the qualification cycle and the speed at which some of our products — meaning Powerwave’s products — are being qualified today and the work that we’re doing with Lucent. Certainly, REMEC has a very good position with Lucent, and we certainly want to expand upon that relationship that they have built and the product acceptance. And I think most of the OEMs right now want to have multiple sources, so we went to take advantage of the opportunity we have now with our products and REMEC’s products and service Lucent to the best of our ability.

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

One thing I would also like to point out — clearly, Andrew has an excellent relationship with Lucent; they have a long-term relationship. And we certainly don’t expect to unseat that or do anything like that. We know they have a strong relationship and strong bonds between the two companies, and we appreciate that. We think we have some excellent products, and we think we obviously have some good opportunities there. And as Ron said, with REMEC, we certainly have some larger positions there, and we will do everything we can to capitalize on that. But we don’t want to diminish the contractual bind that those two companies have.

Tomi Railo - East Shore Partners - Analyst

I understand. With the products that you’re qualifying there, both yours and REMEC’s, that are in already, are there other products besides amplifiers?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Yes, there are.

Tomi Railo - East Shore Partners - Analyst

Can you just tell us, if you can’t go down to the specific products, just which product groups they might be in?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, we have a mix of products, when they are looking to be able to provide solutions to their end customers, where you start bundling, let’s say, products from each of our categories, the coverage solution as well as the base station antennas and the base station amplifier products. And they are looking at those products, as well as some of the remote radio head applications.

Tomi Railo - East Shore Partners - Analyst

And another question on REMEC. When you’re looking at REMEC now, what product area from REMEC do you think provides the most opportunity for you in the acquisition coming up?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, we have stated from the very beginning that we’re very happy to have the RF conditioning capability, as well as the filter technology and the relationship that they have with several of the large OEMs regarding the filter and RF conditioning. And that’s something that we want to continue to grow and expand upon and utilize in some of our solutions that we’re going to be presenting to the marketplace, using all the different components of our product portfolio.

Tomi Railo - East Shore Partners - Analyst

I know REMEC had secured some nice sockets over with Siemens. My question in that area is, is there any difference in the amplifiers that you build, if they were to be in the 3G world of, say, TDS-CDMA? Would there be any changes there? And if so, does REMEC have any sockets that they have secured for TDS-CDMA applications?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

No, I think Siemens and other OEMs have done a pretty good job of qualifying most of the OEMs in multiple-source types of positions. So they are not single-sourced in any one socket or application. But we certainly do like the fact that REMEC was well-positioned with Siemens, and we want to continue to build upon that relationship and that business.

Tomi Railo - East Shore Partners - Analyst

My question, though, is is there any technical change in an amplifier that you would build for an application of wideband CDMA versus TDS-CDMA?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

There will be some changes in the technology that we would deploy, but — maybe I misunderstood. I thought you were asking, is there differences between REMEC and Powerwave, and has that positioned them differently with Siemens? And the answer would be no to that question.

Tomi Railo - East Shore Partners - Analyst

My question was more along the lines of technologically on an amplifier, whether you build it or REMEC builds it, whoever was building it, if you had have any specific design changes for a socket that was going to end up in a TDS-CDMA network?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

There would be technology changes necessary, but it would be compatible with both standards and applications.

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

I think, just as a point there, if you’re asking, do we have products that are compatible with that, the answer would be yes, we have products that are compatible with that.

Tomi Railo - East Shore Partners - Analyst

One final question, if I may. Verizon and Sprint in the US — traditionally, we haven’t seen them up in the 10% plus. I know you’re doing business with those accounts. Can you tell us what the environment is there? If I remember correctly, it was about a year ago at this time, maybe a little bit more, where you had an agreement that you signed with Sprint for power amplifiers, if I remember correctly. Can you just give us a little update what’s going on with those accounts?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Yes. We’re actually continuing to supply product to both those customers, and we’re very pleased with the progress we’re making. As we stated and I had indicated, we believe there will be fluctuation in our 10% customer base, and I would not be surprised if you see one of those customers appear in that customer base in the future.

Operator

Richard Valera, Needham & Co.

Richard Valera - Needham & Co. - Analyst

You guys break out Asia as a percent of revenue growth. I was wondering if you could talk about China specifically, maybe how much exposure you have there, how the demand has trended over the last couple quarters and what your understanding is of the state of the market over in China, with respect to 3G licenses and any other activity?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

Well, we certainly don’t necessarily break out China specifically when we talk about Asia. We look at APAC region as a whole. But talking about the 3G license rollout and the timeframe at which that takes place, there was initial discussions that that may take place at the end of the year, and then they were saying it may be narrowed down to two of the major operators. I think that there is certainly, still, a lot of spending going on, on building out some of the existing networks that they have. And I think they are trying to still determine what protocol they want to continue to move forward with, until they finally release the 3G license and the rollout and the spending for that. So I think there’s a mixed spend pattern that takes place there in China.

Richard Valera - Needham & Co. - Analyst

Maybe if you could just comment on just general strength in Asia, how that has been? Has that been sort of holding up? Has it been a plus or a minus, with respect to the overall (multiple speakers)?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

No, we think it has been holding up fairly well as a percent of our revenue. We obviously want to continue, as I had indicated, to grow that market segment. We are starting to work very closely with a couple of the OEMs, and we believe in the future that will certainly benefit Powerwave.

Richard Valera - Needham & Co. - Analyst

And, Kevin, I apologize; I got on the call late. Could you just quickly reiterate your third-quarter guidance?

Kevin Michaels - Powerwave Technologies, Inc. - SVP of Finance, CFO, Secretary

Sure. And the revenue range is 186 to 195 million for the third quarter, and it’s excluding any impact of REMEC. On the EPS side, it’s a pro forma, so it excludes acquisition-related expenses. The target was $0.12 to $0.14. And once again, that is excluding any impact of REMEC.

Richard Valera - Needham & Co. - Analyst

Good job on the quarter, guys.

Operator

Michael Brown (ph), ICM (ph).

Michael Brown - ICM (ph) - Analyst

Just a quick clarification. You talked about Ericsson, and I thought I heard you say this was the second quarter they were a 10% customer. Or did you say, in the second quarter?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

No, I said in the second quarter they were a 10% customer. Certainly, in the past they have been a 10% customer of Powerwave’s. But in the actual call itself, we had indicated in the second quarter.

Michael Brown - ICM (ph) - Analyst

Okay. So they were not a 10% customer in the first quarter?

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

That’s correct.

Operator

And, sir, you have no further questions at this time.

Ron Buschur - Powerwave Technologies, Inc. - President, CEO

All right. I want to thank everyone for joining us today. We remain very excited about the opportunities for Powerwave in the current wireless infrastructure market, and we look forward to talking to you when we report our results for the third quarter of 2005.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.